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                                                                      EXHIBIT 21




                                STERLING BANCORP

                         Subsidiaries of the Registrant





a)    Sterling National Bank

b)    Sterling Factors Corporation

c)    Sterling National Mortgage Company, Inc. (New York)

d)    Sterling National Mortgage Corporation (Virginia)

e)    Sterling Real Estate Holding Company, Inc.

f)    Sterling Industrial Loan Association

g)    Sterling Banking Corporation